UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2018

Veritone, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38093	47-1161641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 Anton Boulevard, Suite 100

Costa Mesa, California 92626

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 888-507-1737

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 31, 2018, pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Wazee Merger Agreement”), dated as of August 13, 2018, by and among Veritone, Inc. (the “Company”), Wazee Digital, Inc., a Delaware corporation (“Wazee”), Project West Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and West Victory Stockholder Representative, LLC, a Delaware limited liability company, in its capacity as the representative of the stockholders of Wazee, the Company completed its acquisition of Wazee through a merger of Merger Sub with and into Wazee, with Wazee surviving as a wholly owned subsidiary of the Company (the “Wazee Merger”).

In connection with the Wazee Merger, the Company paid an aggregate cash purchase price of $7.5 million, which was adjusted based on Wazee’s cash, indebtedness, transaction expenses and working capital as of the closing of the Wazee Merger, and issued 454,184 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), valued at $15.27 per share, the volume weighted average trading price of the Common Stock for the 20-day period ended August 8, 2018 (together, the “Merger Consideration”). The Company also issued 36,973 shares of Common Stock in connection with the payment of certain transaction bonuses to members of Wazee’s management team. Pursuant to the terms of the Wazee Merger Agreement, at the effective time of the Wazee Merger (the “Effective Time”):

•

the issued and outstanding shares of Wazee’s Series E Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”), other than dissenting shares and cancelled shares, were converted into the right to receive the aggregate liquidation preference of the Series E Preferred Stock (the “Aggregate Series E Liquidation Preference”), payable in cash and shares of Common Stock, which were distributed among the holders thereof in accordance with Wazee’s Seventh Amended and Restated Certificate of Incorporation;

•

each issued and outstanding share of Wazee’s Series D Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”), other than dissenting shares and cancelled shares, was converted into the right to receive an amount equal to (i) the amount of Merger Consideration remaining after payment in full of the Aggregate Series E Liquidation Preference divided by (ii) the aggregate number of shares of Series D Preferred Stock outstanding as of immediately prior to the Effective Time;

•

each issued and outstanding share of Wazee’s (i) Series C-1 Preferred Stock, par value $0.001 per share, (ii) Series C Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”), (iii) Series A Preferred Stock, par value $0.001 per share, and (iv) common stock, par value $0.001 per share (“Wazee Common Stock”), in each case, other than dissenting shares, was automatically cancelled without consideration; and

•

each (i) option to purchase shares of Wazee Common Stock, (ii) restricted share of Wazee Common Stock and (iii) warrant exercisable for shares of Series C Preferred Stock was automatically cancelled without consideration.

The Company and Wazee agreed to customary representations, warranties and covenants in the Wazee Merger Agreement. Subject to certain limitations, the holders of Series E Preferred Stock and Series D Preferred Stock (collectively, the “Consideration Stockholders”) are required to indemnify the Company for certain losses resulting from breaches of Wazee’s representations, warranties and covenants made in the Wazee Merger Agreement and for certain other matters, in each case, as set forth in the Wazee Merger Agreement. A portion of the Merger Consideration was placed in an escrow account to partially secure the indemnification obligations of the Consideration Stockholders. In addition, to supplement the indemnification provided by the Consideration Stockholders for breaches of Wazee’s representations and warranties, the Company obtained a representation and warranty insurance policy (the “R&W Insurance Policy”). The costs and expenses associated with obtaining the R&W Insurance Policy were shared equally by the Company and the Consideration Stockholders. The Company has also agreed to file a Registration Statement on Form S-3 on or prior to September 30, 2018, to register for resale the shares of Common Stock included in the Merger Consideration, and to take certain other actions in connection therewith.

The shares of Common Stock issued in connection with the Wazee Merger were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

The foregoing description of the Wazee Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Wazee Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 15, 2018, and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 2.01 of this Current Report on Form 8-K regarding the issuance of the shares of Common Stock in connection with the Wazee Merger is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2018	VERITONE, INC.

	By:	/s/ Jeffrey B. Coyne
Jeffrey B. Coyne
Executive Vice President, General Counsel and Secretary